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                                                                     EXHIBIT 8.2


                         [ERNST & YOUNG LLP Letterhead]



July 17, 2001



MP3.com, Inc.


4790 Eastgate Mall


San Diego, California 92121



                           REGISTRATION STATEMENT ON


                      FORM F-4 OF VIVENDI UNIVERSAL, S.A.



Ladies and Gentlemen:



We have acted as tax advisor to MP3.com, Inc. ("MP3.com" or the "Company") in connection with the merger (the "Merger") of MP3.com, a Delaware corporation, with and into Metronome Acquisition Sub Inc. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of Vivendi Universal, S.A., a French societe anonyme ("Parent"), pursuant to the Agreement and Plan of Merger, dated as of May 20, 2001 and modified as of June 13, 2001 (the "Merger Agreement"), among Parent, Merger Sub, and the Company.



You have requested this opinion for purposes of the Registration Statement on Form F-4 (File No. 333-64754) (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC"), which includes a proxy statement/prospectus.



In rendering this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records and federal income tax matters as we have deemed necessary or appropriate in connection with rendering this opinion.



In addition, we have assumed (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and in the manner described in the Registration Statement, (ii) the truth and accuracy, on the date of the Merger Agreement and on the date hereof, of the representations and warranties made by Parent and the Company in the Merger Agreement, (iii) the truth and accuracy of the representations made to us by Parent and the Company in their respective letters to us dated July 17, 2001, and delivered to us for purposes of this opinion, and (iv) that any representation made "to the knowledge" or similarly qualified is correct without such qualification. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.



Based upon the foregoing, the description of the material United States federal income tax consequences of the Merger generally applicable to the stockholders of MP3.com who participate in the Merger contained in the Registration Statement under the heading "TAXATION -- The Merger -- United States Federal Income Taxation" (and the subheadings thereof) represents our opinion, subject to the assumptions, limitations and qualifications set forth therein.



This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement with the SEC. It is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by any other person, without our prior written consent. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in respect of the matters stated or assumed herein or any subsequent changes in applicable law.



We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or to the rules and regulations of the SEC promulgated thereunder.



                                          Very truly yours,



                                          /s/ Ernst & Young LLP